Exhibit 99.1

Kulicke & Soffa Enters into Agreements to Exchange Common Stock and Cash for

$52.2 million of its Outstanding 0.5% Convertible Subordinated Notes Due 2008

Willow Grove, PA—February 14, 2006—Kulicke & Soffa Industries, Inc. (K&S) (Nasdaq: KLIC) announced today that it has entered into definitive agreements to repurchase $52.2 million in principal amount of its outstanding 0.5% Convertible Subordinated Notes Due 2008 (the “Notes”). The Company has agreed to issue Forty Eight (48) shares of its common stock and pay $358 in cash in exchange for each $1,000 in principal amount of Notes. The aggregate number of common shares issuable under the exchange agreements is 2.5 million and the aggregate cash consideration payable is $18.7 million. The transactions are expected to close today, Tuesday, February 14, 2006, and the Company will retire the $52.2 million in principal amount of the Notes.

The common stock issuable in exchange for the Notes has not been registered under the Securities Act of 1933 (“Securities Act”) or the securities laws of any state, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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